UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2022

NeuBase Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35963	46-5622433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Technology Drive, Pittsburgh, PA		15219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 450-1790

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NBSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

NeuBase Therapeutics, Inc. (the “Company”) appointed Todd Branning as the Company’s Chief Financial Officer, effective January 10, 2022. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Branning. Mr. Branning will report to Dr. Dietrich Stephan, the Company’s President and Chief Executive Officer.

Mr. Branning, 52, previously served as Chief Financial Officer of Phathom Pharmaceuticals, Inc., a publicly traded late clinical-stage biopharmaceutical company, from July 2020 through June 2021. Before that, Mr. Branning served as Senior Vice President, Chief Financial Officer of Amneal Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from January 2019 through March 2020. Prior to joining Amneal, he was Senior Vice President, Chief Financial Officer of the global generic medicines division at Teva Pharmaceutical Industries Ltd., a multinational generic pharmaceuticals company, from August 2016 to March 2018. Mr. Branning has also held financial leadership roles at Allergan plc, PricewaterhouseCoopers LLP, PPG Industries, Inc. and Merck & Co., Inc. He received his BBA from the University of Miami and MBA from Carnegie Mellon University. Mr. Branning is also a Certified Public Accountant and has completed a CFO certification program at The Wharton School at the University of Pennsylvania.

The Company entered into an offer letter with Mr. Branning (the “Offer Letter”), effective January 10, 2022. Pursuant to the Offer Letter, Mr. Branning’s annual salary will be $425,000, and he will be eligible for an annual performance bonus with a target of 40% of his base salary. Mr. Branning’s employment will be on an “at will” basis. Additionally, the Company will grant Mr. Branning an option to purchase 300,000 shares of the Company’s common stock (the “Option”) under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”) on his first day of employment. Subject to Mr. Branning’s continued employment with the Company, 1/4th of the shares underlying the Option will vest on the first anniversary of Mr. Branning’s start date, and 1/36th of the remaining shares underlying the Option will vest at the end of each calendar month thereafter, subject to vesting acceleration as set forth in the Offer Letter. Mr. Branning also entered into the Company’s standard indemnification agreement and standard confidentiality and invention assignment agreement with the Company.

If Mr. Branning is terminated by the Company without cause or Mr. Branning resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities), in either case, during the period commencing three months prior to, and ending twelve months following, a change in control (as defined in the 2019 Plan), then, subject to the execution and delivery of a general release of all claims, his then outstanding, unvested Option, if any, will vest and be exercisable as to all of the covered shares. If Mr. Branning is terminated by the Company without cause or if Mr. Branning terminates his employment for good reason (whether or not in connection with a change in control), the Company will be obligated to pay Mr. Branning (1) severance pay at a rate equal to 100% of his base salary for a period of twelve months from the date of termination, (2) reimbursement of twelve months of health benefits (COBRA subsidization) in accordance with the Company’s standard expense reimbursement procedures, (3) any annual bonus earned, but not yet paid, for a prior year, and (4) subject to the good faith determination of the Company’s board of directors, a prorated portion of his annual bonus target for the year of termination, and the portion of any unvested stock awards held by Mr. Branning that would be scheduled to vest during the 12-month period following his termination of employment would immediately vest.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On January 10, 2022, the Company issued a press release announcing the appointment of Mr. Branning as the Company’s Chief Medical Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter of Employment, effective January 10, 2022, by and between NeuBase Therapeutics, Inc. and Todd Branning.
99.1	Press Release, dated January 10, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBASE THERAPEUTICS, INC.
(Registrant)

Date: January 10, 2022	By:	/s/ Dietrich Stephan
Dietrich Stephan
President and Chief Executive Officer